Exhibit 99.1

For Further Information Contact

Harry J. Cynkus (404) 888-2922

FOR IMMEDIATE RELEASE

GLEN W. ROLLINS ELECTED TO THE ROLLINS, INC.
BOARD OF DIRECTORS

Atlanta, GA, April 28, 2009 — R. Randall Rollins, Chairman of the Board of Rollins, Inc., a nationwide consumer services company (NYSE:ROL), announced the expansion of the Board of Directors to 9 members with the election of Glen W. Rollins, as a new Director of the Company.  Glen Rollins currently holds the position of Vice President of Rollins, Inc.  Glen is the President and Chief Operating Officer of Rollins, Inc.’s wholly-owned subsidiary, Orkin, Inc.

Glen Rollins, grandson of Rollins founder O. Wayne Rollins and son of Rollins, Inc President and CEO Gary W. Rollins, began his career with Orkin at the age of 14, assisting a termite technician during his summers off from school. Since joining the company full time in 1990, Rollins has progressed through Orkin, holding positions as salesman, branch manager, region manager, division vice president, and vice president of corporate development.

Glen Rollins is a founding member of the Board of Directors of the Professional Pest Management Alliance, an arm of the National Pest Management Association, and is a graduate of Princeton University.

Randall Rollins stated, “Glen has demonstrated the skills and has the experience necessary to assume this important new responsibility.  We look forward to his contributions to our board in the years ahead.”

About Rollins

Rollins, Inc. is a premier North American consumer and commercial services company. Through its wholly owned subsidiaries, Orkin, Inc., PCO Services, HomeTeam Pest Defense, Western Pest Services, and The Industrial Fumigant Company, the Company provides essential pest control services and protection against termite damage, rodents and insects to over 2 million customers in the United States, Canada, Mexico, Central America, the Caribbean, the Middle East and Asia from over 500 locations. You can learn more about our subsidiaries by visiting our web sites at www.orkin.com, www.pestdefense.com, www.westernpest.com, www.indfumco.com, and www.rollins.com.  You can also find this and other news releases at www.rollins.com by accessing the news releases button.